UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 25, 2013

RALPH LAUREN CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

001-13057	13-2622036
(Commission File Number)	(IRS Employer Identification No.)

650 MADISON AVENUE, NEW YORK, NEW YORK	10022
(Address of Principal Executive Offices)	(Zip Code)

(212) 318-7000
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On February 25, 2013, Ralph Lauren Corporation (the “Company”) entered into an amended and restated employment agreement with Mitchell A. Kosh, the Company’s current Senior Vice President of Human Resources (the “Kosh Agreement”). The Kosh Agreement became effective on February 24, 2013, and will terminate on July 31, 2016, unless it is terminated earlier in accordance with its terms. Pursuant to the Kosh Agreement, Mr. Kosh will be entitled to an annual base salary of not less than $800,000 and will also be entitled to participate in any applicable bonus program that the Company maintains during the term of his employment. He is also eligible to participate in the Company’s 2010 Long-Term Stock Incentive Plan, and all employee benefit plans and arrangements of the Company for its senior executive officers.  Mr. Kosh will also receive a monthly car allowance of $1,500.  Pursuant to the Kosh Agreement, beginning in the Company’s fiscal year beginning on March 31, 2013 (“fiscal 2014”), Mr. Kosh’s annual target bonus will be $500,000 up to a maximum of $1,000,000, which may be increased or decreased by 10% based on achievement of strategic goals. Also beginning in fiscal 2014, Mr. Kosh will receive an annual stock award grant with a total value of $700,000.  Mr. Kosh will also receive a one-time equity award of pro-rata restricted performance share units with a target value of $1,500,000 vesting over three years, contingent upon the achievement of financial goals and continued service.

Under the Kosh Agreement, if the Company terminates his employment for any reason other than death, disability or cause (as defined in the Kosh Agreement), or Mr. Kosh voluntarily terminates his employment for good reason (as defined in the Kosh Agreement), Mr. Kosh will be entitled to continue to receive, in accordance with the Company’s normal payroll practices, an amount equal to his base salary for a severance period equal to the longer of the remaining term of the Kosh Agreement or one year, plus an amount, payable at the end of the severance period, equal to the bonus that Mr. Kosh received for the fiscal year immediately preceding the fiscal year in which his employment terminates. In addition, Mr. Kosh will be entitled to continue his participation during the severance period in any group medical or dental insurance plans in which he participated prior to termination.

If Mr. Kosh voluntarily terminates his employment without good reason, or if the Company terminates his employment for cause, he will be entitled to receive only his base salary through the date of termination. If Mr. Kosh’s termination is due to his death or disability, Mr. Kosh or his estate will be entitled to receive all payments due to him through the date of his death or termination due to disability. If his employment terminates due to his death or disability, or he terminates his employment due to retirement, Mr. Kosh will be entitled to receive a pro-rated amount, based on the percentage of time that has elapsed during the applicable performance periods, of the unvested restricted performance share units held by him, which will vest at the end of the applicable performance periods, subject to the Company’s achievement of pre-established financial goals. If Mr. Kosh’s termination is due to death or disability, unvested stock options continue to vest according to their original vesting schedule.

If the Company terminates Mr. Kosh’s employment without cause or if Mr. Kosh terminates his employment for good reason within 12 months following a change of control of the Company (as defined in the Kosh Agreement), Mr. Kosh will be entitled to receive a lump sum amount, payable within 15 days after the termination of his employment (unless required otherwise by Section 409A of the Internal Revenue Code), equal to twice the sum of his (i) annual base salary and (ii) the bonus paid to him for the fiscal year immediately preceding the fiscal year in which his employment terminates. In addition, any unvested stock options and unvested restricted performance share units held by Mr. Kosh will immediately vest, and all stock options held by him will remain exercisable for six months.

Under the Kosh Agreement, the above described amounts and stock awards to be provided to him are subject to his compliance with certain restrictive covenants including: (i) in the event his employment is terminated by the Company due to disability, for cause or the termination by him of his employment without good reason, not to compete with the Company for the remainder of his scheduled employment term; (ii) not to solicit any of the Company’s employees for the remainder of his scheduled employment term; (iii) not to disparage the Company following the termination of his employment; and (iv) not to disclose any of the Company’s confidential information. Any amounts due and payable to Mr. Kosh upon termination of his employment will be subject to compliance with Section 409A of the Internal Revenue Code.

The foregoing description of the Kosh Agreement is qualified in its entirety by reference to the Kosh Agreement which is attached hereto as Exhibit 10.1.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

EXHIBIT NO.	DESCRIPTION

10.1	Employment Agreement effective as of February 24, 2013, between Ralph Lauren Corporation and Mitchell A. Kosh.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RALPH LAUREN CORPORATION

Date: February 28, 2013	By:	/s/ Christopher H. Peterson
		Name:	Christopher H. Peterson
		Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibits; Description

10.1	Employment Agreement effective as of February 24, 2013, between Ralph Lauren Corporation and Mitchell A. Kosh.